Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information, Contact:
August 3, 2007	Glenn Wiener, GW Communications
212-786-6011 / gwiener@GWCco.com
VALENTEC SYSTEMS ANNOUNCES OFFICIAL OPENING
OF ITS CAMP MINDEN, LOUISIANA FACILITY
New facility to house manufacturing of Ammunition and Pyrotechnic Devices for American War fighters
Company discloses record backlog for 40MM ammunition products of $9.6 million
MINDEN, LA, August 3, 2007 — Valentec Systems, Inc. (OTC-BB: VSYN.OB), a supplier of mission-critical conventional ammunition, pyrotechnic and weapons systems, announced today the dedication of its new 40mm energetic production facilities at Camp Minden, LA. The Company manufactures medium caliber ammunition and pyrotechnics devices to meet domestic and international defense requirements.
The new $1.6 million facility provides flexible manufacturing cells which are reconfigurable for various munitions manufacturing programs. A new lease agreement, negotiated with Camp Minden in 2006, provides substantial economic incentives and provides Valentec with an optional 217,000 square feet of ordinance rated manufacturing facilities situated on an additional 103 acres. Dedication of the new facilities marks attainment of full scale production highlighted with a record backlog of 40mm ammunition totaling $9.6 million. Federal, State and Local Dignitaries will cut the ribbon dedicating the new facilities to the men and women of the US Armed Forces.
Robert A. Zummo, Valentec’s President and Chief Executive Officer, said, “Our mission is to provide our soldiers with reliable and trusted products that facilitate mission success and soldier safety. This new modern facility is designed for lean manufacturing and operational compartmentalization providing for ultra-safe energetics operations. Our investment in this facility comes in response to our nation’s need for high-quality, responsive ammunition products.”
“We are very proud to support our troops and recognize their sacrifices in protecting our nation. These new facilities will support our vision for Valentec 2010 and prove to be a vibrant addition to our mission of supplying world-class ammunition to the battlefield,” concluded Mr. Zummo.
About Valentec Systems, Inc.
Valentec Systems, Inc., headquartered in Minden, LA is a supplier of mission-critical conventional ammunition, pyrotechnic and related defense products. The company markets its products to the United States Army, Israeli Defense Forces and other Ministries of Defense in friendly nations around the world. Valentec’s business lines can be classified in three distinct segments including Systems Management / Integration, Energetic Manufacturing and Metal Parts Manufacturing. For more information, please visit our website, http://www.valentec.net or our most recent filings with the Securities and Exchange Commission (SEC).

Safe Harbor Language
Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to the company’s plans, objectives and expectations for future operations and are based upon management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, please refer to our most recent filings with the Securities and Exchange Commission, including but not limited to Valentec’s Annual Report on Form 10-KSB filed on May 17, 2007. These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
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